Exhibit 99.1
XPEL Acquires U.K. Based invisiFRAME Ltd.
Expands Market Reach Providing Protective Film Kits for Bicycles

San Antonio, TX – November 1, 2021 – XPEL, Inc. (Nasdaq: XPEL) (the “Company”), a global provider of protective films and coatings, today announced the acquisition of invisiFRAME, Ltd., a leading provider of custom-tailored bicycle frame protection kits based in the United Kingdom.

invisiFRAME, primarily sells direct-to-consumer through its website and also directly supplies bicycle shops across the UK, Europe, Australia and the U.S. With one of the largest custom bicycle pattern libraries in the world, invisiFRAME’s business model is well-suited to complement and leverage XPEL’s existing sales channels inclusive of its global network of independent dealers and installers.

Robert Bezner, Vice President, Brand of XPEL, stated, “invisiFRAME has set the bar for the design and distribution of bike protection kits and has built a strong following for its brand. As we continue to evolve and expand our reach to new consumer targets, we’ve seen a significant crossover between bike and car enthusiasts. We’ve supplied invisiFRAME with XPEL protection films for years and look forward to leveraging our global scale to address the growing worldwide demand for bike protection.”

invisiFRAME is expected to add over $2.7 million USD in incremental annual revenue and is anticipated to be immediately accretive to the Company’s 2021 results of operations.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL.

The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com